EXHIBIT 99.1

iMetrik M2M Solutions Inc. Signs Exclusive Binding MOU to Commercialize iMetrik Global's M2M Technologies Worldwide

Montreal, QC, December 20, 2010–iMetrik M2M Solutions, Inc. (OTCBB: IMEK) today announced that it has signed a binding Memorandum of Understanding (MOU) with iMetrik Global Inc. confirming the award of an exclusive License Agreement for the use of all iMetrik Global wireless technologies to offer solutions to Machine-to-Machine (M2M) markets worldwide.

Under the terms of the agreement, iMetrik M2M Solutions Inc. will have the exclusive right to develop, market and distribute wireless M2M solutions for stationary asset markets worldwide using the iMetrik platform developed over the last six years, as well as develop new applications based on the iMetrik technologies. iMetrik's wireless technology enables remote monitoring and selective enabling, disabling, or any other command, over targeted equipment and services from virtually anywhere to anywhere in the world. Uniquely, iMetrik M2M Solutions will offer a “pay-per-use” model that eliminates fixed monthly costs – that is, when customers use the service they pay for just that usage, when they don't use it, they don't receive an invoice.

“It is the fact that iMetrik Global's technology has been tested–and proven successful in the marketplace for years as an entire M2M platform, from the user's end-point physical device through the wireless network and all the way to the web application, that made us certain they were the best, if not the only, choice from whom to license the technology for our M2M offering. No other M2M developer had built a complete system that would allow us to offer our customers the ability to immediately deploy wireless M2M solutions without having to go through the challenge of researching and integrating components from multiple parties,” said Michel St-Pierre, President/CEO of iMetrik M2M Solutions Inc.

iMetrik M2M Solution’s device has been designed and is built to industrial-grade tolerances, with over 300,000 already deployed showing an exceptional reliability factor. The device is FCC certified, and it is delivered pre-activated and ready to communicate with iMetrik's wireless network out of the box. iMetrik's wireless network offers global coverage, with existing service in over 160 countries around the world, saving users from having to go through the difficulty and complexity of negotiating their own access to their local wireless networks.

Whether a provider's service is in an industrial, commercial or personal market, whether the need involves building management, lighting systems, vending machines, point of sale terminals, IT equipment, power supplies, security, remote healthcare monitoring or other, it is a simple proposition for companies to provide the answer “just a click away.” iMetrik has assembled a technology suite that removes the obstacles previously limiting the expected growth of the M2M applications by delivering complete solutions including embedded device, sensors, global network and web applications.

iMetrik M2M is already pursuing strategic partnerships in various M2M sectors, which together represent a market worth billions of dollars yearly and is expected to grow at double-digit rates annually.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis
Tel: +1.-514-904-2333
Email: nada@imetrikm2m.com
740 W. Notre-Dame St 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333